                                                                    EXHIBIT 4.1

  Instruments defining the rights of holders of long-term debt of the Registrant are not filed as exhibits because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the Registrant and its consolidated subsidiaries. The Registrant hereby undertakes to furnish a copy of any such instrument to the Commission upon request.

                                       1